Exhibit 10.23

D-02 Working Capital Loan Contract-applies to individual and category A/B working capital loan transactions

流动资金借贷合同

With the symbol: 25LRJ254

borrower ：	Hangzhou Xin Ziguang Electric Technology Co., LTD

Unified Social Credit Code	57308

Head of legal entity	H. Meng Yanling

Address: No.128, Qingshan Road, Linglong Street, Lin ‘an District, Hangzhou City, Zhejiang Province (Zip code: 310000

Bank and account: Bank of China Jianbei Branch 350686412958 AN

Tel: 15088630027 Fax: /

mail box ；	/

Lender: Bank of China Limited Kaiyuan Branch, Hangzhou City Legal representative/ person in charge: _____am

Address:	No.8 8 Fengqi Road, Shancheng District, Hangzhou City	Zip code	310000
prolong

telephone ：	0571-85805912	Fax: /

This agreement is made when the borrower and the lender reach an agreement through equal negotiation on the issuance of working capital loan by the lender to the borrower

Establish this contract.

The oral contract belongs to / with        /        The number of the signature is the credit line

Agreement on Degrees ☐ Individual agreements under the Master Credit Agreement. (Note: This is an optional clause and will not apply if not applicable

To be deleted)	linear measure

Article 1 The amount of the loan you

Currency of loan: RMB - 0	CH

Loan amount:(capital letter) ONE HUNDRED THOUSAND YUAN .

(Small write) ¥ 10,000,000.00

In the event of an actual drawdown by the Borrower, if the exchange rate fluctuates, the outstanding credit balance under the above-mentioned Credit Line Agreement shall be based on the actual drawdown date          1. When the exchange rate is converted to 1 (Currency): If the amount exceeds the credit limit stipulated in the Credit Facility Agreement, the Lender reserves the right to terminate this contract or reject the borrower’s drawdown request. If the available credit limit falls below the borrower’s loan amount under this agreement, the Lender may reduce the loan amount under this contract and determine the borrowing amount based on the available credit limit. (Note: This clause is optional and shall be applied according to individual bank credit facility management regulations. It should be deleted if not applicable.)

D-02: Working capital loan contract —— applies to a single working capital loan business, and A and B categories

Article 2 Term of loan

Loan term: 12 days, from the actual drawdown date; if drawn down in installments, from the first actual drawdown date.

The borrower shall draw the funds strictly in accordance with the agreed time of drawing, and if the actual drawing date is later than the agreed time of drawing), the borrower shall still repay the funds according to the repayment time agreed herein.

Article 3 Purpose of loan

Purpose of the loan; Payment of goods

Without the lender’s written consent, the borrower shall not alter the loan purpose. This includes but is not limited to: prohibiting the use of the loan for purchasing property or repaying mortgage loans; avoiding investments in financial assets, fixed assets, equity, or other assets designated for shareholder dividends; refraining from activities prohibited by laws, regulations, or national policies; preventing relending or arbitrage through other financial products; avoiding misappropriation for fiscal revenue inflation; prohibiting the creation of new local government hidden debts in violation of regulations; and forbidding any other uses of bank loan funds that violate prohibitions.

Article 4 Loan interest rate and interest calculation and settlement (Note: fill in according to the actual situation, delete the clause that is not applicable

The Lender shall indicate the annualized interest rate of the loan under this Contract to the Borrower through the “Notice Letter of Annualized Interest Rate of Loan” in the appendix hereto. If the annualized interest rate of the loan under this Contract is calculated only according to the borrowing rate specified in Clause 1 of this Article

☐	Then the aforementioned “Notice of Annual Interest Rate of Loan” shall not apply

1. Interest rates on loans

Loan interest rate (annualized interest rate, RMB loans are simple interest, foreign currency loans are ☐ The combination of simple interest and compound interest (choose one) is the following (2). The first type:

(1) The fixed interest rate is 1% per annum and the contract rate remains unchanged during the term of the loan.

The fixed interest rate of RMB loans is sourced from the latest announcement of the National Interbank Lending Center as of the first working day prior to the effective date of this Contract ☐ The market quoted rate for loans with a term of 1 year or more than 5 years (choose one) will be increased or decreased by one basis point;

☐	The fixed interest rate of foreign currency borrowing is derived from:

A. The applicable benchmark interest rate on the effective date (T) plus _ basis points. The benchmark interest rate is the rate corresponding to the agreed loan currency under this contract, as displayed on the Bloomberg Financial Telegraph terminal or obtained from the Reuters Information System, for the specified 1 6-month term. ☐ DOLLAR TERM SOFR Japan TIBOR ☑ Euro EURIBOR 1☐ T-2 ☐ The interest rate value of T-3 working days. If the foreign currency benchmark interest rate is negative, the foreign currency benchmark interest rate shall be taken as zero. In this paragraph, the working day refers to the local positive working day of the corresponding currency pricing benchmark management agency.

B. The applicable benchmark interest rate on the effective date of this contract (T Day, where T Day is not a business day, the most recent preceding business day shall be deemed as T Day) shall be increased by one basis point. The benchmark interest rate is determined by the currency specified in this contract, as displayed on the Bloomberg Financial Telegraph Terminal page. ☐ US dollar overnight SOFR ☐ Sterling overnight SONIA ☐ Yen overnight TONA ☐ Euro overnight ESTR

☐Swiss franc overnight SARON☐ / T-5 working_days of the interest rate. If the foreign currency benchmark interest rate is negative, the foreign currency

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D-02: Working capital loan contract — applies to a single working capital loan business of category A and B

The benchmark interest rate of the currency is set at zero. The working day mentioned in this paragraph refers to the local working day of the pricing benchmark management institution of the corresponding currency. (Note: This clause applies to the overnight interest rate)

C. The latest one-month foreign currency benchmark interest rate obtained from the Reuters Information System (RIS) before 9:00 AM on the business day prior to the contract’s effective date (Beijing Time) shall be used, with a 1 basis point adjustment applied. If the foreign currency benchmark interest rate is negative, it shall be interpreted as zero. (Note: This clause applies to maturity rates of foreign currencies other than US Dollar, British Pound, Japanese Yen, Euro, and Swiss Franc.)

(2) The floating interest rate shall be calculated from the actual withdrawal date (if the withdrawal is in installments, the first actual withdrawal date) ☐ Daily / ■ Monthly / Annually (whichever applies) constitutes one floating cycle, with a repricing event occurring at each cycle boundary. The repricing date is determined as follows: For daily cycles, it corresponds to the first day of the next floating cycle (i.e., the corresponding date in the month containing the repricing event). For monthly cycles, the date is the last day of the month if no such date exists. When a daily cycle applies, the repricing date simply becomes the day of the next floating cycle.

For each withdrawal:

■ Floating interest rate of RMB loan

A. The Interest Rate for the First Period (from the Actual Withdrawal Date to the Expiration Date of This Floating Period) Is the Actual Withdrawal Date One Working Day Prior to the Actual Withdrawal Date

The most recent ■ 1-year/5-year (choose one) loan market quotation rate published by the National Interbank Funding Center☐Add/■ subtract (choose one)/20 basis points;

B. On the repricing date, the applicable rate for the floating cycle shall be determined by adjusting the Loan Prime Rate (LPR) published by the National Interbank Funding Center on the last working day preceding the repricing date. This adjustment is made in conjunction with other installment withdrawals, using either the LPR for a ■one-year term or a loan term exceeding five years (as selected), plus or minus 2 0 basis points (as chosen).

☐ Floating rate of foreign currency borrowing

A. If the applicable term rate is applied, the interest rate shall be determined according to the following rules: The first interest rate (from the actual draw date to the end of the floating cycle) shall be the benchmark rate applied on the actual draw date (T Day) plus The basis point spread is determined based on the base rate, which is the currency of the loan agreed under this contract, as shown on the Bloomberg Financial Telegraph terminal page or obtained from the Reuters Information System, / (term) ☐ DOLLAR TERM SOFR yen TIBOR

Euro EURIBOR☐ / and so on ☐ T-2 ☐The interest rate value for T-3 business days. On the repricing date (T), together with other drawdowns, the loan currency specified in this contract corresponding to the term is shown on the Bloomberg Financial Telegraph terminal page or obtained from the Reuters Information System.

☐DOLLAR TERM SOFR Japanese TIBOR。EURIBOR☐ / and so on ☐The applicable interest rate for the T-2 floating cycle is determined by the interest rate value plus basis points of B working days. The spread remains unchanged throughout the contract term. If the foreign currency benchmark interest rate is negative, it shall be set to zero. The term “working days” mentioned in this paragraph refers to the local working days of the corresponding currency pricing benchmark management institution0.

B. If the overnight interest rate is applicable, the interest rate shall be determined according to the following rules: the currency agreed under this Contract corresponding to each interest rate day (that is, each natural day of the loan period, the same below) shall be applied☐US dollar overnight SOFR☐Sterling overnight SONIA☐Yen overnight TONA☐Euro overnight ESTR☐The Swiss franc overnight SARON spread is determined by adding _ basis points to the base rate. Subsequent lenders calculate the interest rate for each interest accrual date based on the applicable base rate and this spread. The interest accrual dates are established as follows: The first rate determination date is the actual draw date, while subsequent dates are each interest accrual date after the first. The applicable base rate on the rate determination date (T Day, or the most recent business day preceding T Day if T Day is not a business day) is determined by the Bloomberg Financial Telegraph Page.

D-02: Working capital loan contract — applies to a single working capital loan business of category A and E

The currency corresponding to the agreed loan under this contract is shown ☐ US dollar overnight SOFR Sterling overnight SONIA Japanese yen overnight TONA Euro overnight ESTR Swiss franc SARON overnight ☐ The interest rate value is T-5 working days. The interest rate difference shall remain unchanged during the term of the contract. If the foreign currency benchmark interest rate is negative, the foreign currency benchmark interest rate shall be taken as zero. The working days mentioned in this paragraph refer to the working days in the local area of the corresponding currency pricing benchmark management agency.

C. The Interest Rate for the First Period (from the Actual Withdrawal Date to the End of This Floating Cycle) Is Based on the Four Working Days Prior to the Actual Withdrawal (North

(Beijing time) : Updated from Reuters Information System / last month’s The municipal benchmark interest rate is increased by 1 basis point. On the repricing date, it shall be adjusted together with other subdrawals according to the latest 1 (foreign currency benchmark interest rate) of the same floating cycle obtained from the Reuters Information System before 9:00 Beijing time on the previous working day, plus 1 basis point.

The price shall be the applicable interest rate for the floating period. If the foreign currency base rate is negative, the foreign currency base rate shall be taken as zero. (Pre Note: This clause applies to the maturity interest rate of other foreign currencies (other than US dollar, British pound, Japanese yen, euro and Swiss franc)

2. Interest calculation

(1) For fixed interest rates under paragraph 1(1) and floating interest rates for RMB loans and foreign currency loans under paragraph 1(2) of this article

Floating Rate A, C:

Interest shall be calculated from the date of actual withdrawal by the borrower, based on the actual amount withdrawn and the number of days of use. Interest calculation formula: interest = principal x× actual days × daily interest rate.

The daily interest rate is calculated based on 360 days in a year. The conversion formula is: daily interest rate = annual interest rate 1360.

(2) For Paragraph 1 of This Article (Item 29 Floating Rate B for Foreign Currency Borrowing:

Interest shall be calculated from the date of actual drawdown by the borrower based on the actual amount drawn and the number of days the money is used.

☐ Simple interest: {For the portion calculated according to the pricing benchmark and the portion calculated according to the interest spread, simple interest is applied.

☐ Compound interest calculation method: For the portion calculated based on the pricing benchmark, the daily interest is (principal amount + total accrued interest from the previous day) × the applicable benchmark daily interest rate. Non-working days continue to accrue interest using simple interest. The portion calculated based on the interest spread is also subject to simple interest calculation.

The daily interest rate is calculated based on 360 days in a year. The conversion formula is: daily interest rate of three years /360.

The above working day refers to the local working day of the currency pricing benchmark management agency.

3. Method of Settlement

The borrower shall settle the interest in accordance with the following method (1)P.:

(1) Interest is settled quarterly. The 20th day of the last month of each quarter is the interest settlement day and the 21st day of the quarter is the interest payment.

(2) Interest is settled monthly, with the 20th day of each month as the interest settlement date and the 21st day as the interest payment date.

If the last repayment date of the loan principal is not on the interest payment date, then the last repayment date of the loan principal is the interest payment date, and the borrower shall pay all the payable interest.

4. Penalty Interest

(1) In case of overdue or misappropriation of the loan for purposes other than those agreed in the contract, penalty interest shall be charged on the overdue or misappropriated part from the date of overdue or misappropriation at the penalty interest rate agreed in this paragraph until the principal and interest are repaid.

For overdue and misappropriated loans, penalty interest shall be charged at a higher rate.

(2) The interest and penalty interest that the borrower is unable to pay on time shall be calculated according to the interest settlement method agreed in paragraph 3 of this article

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D-02: Working capital loan contract-applies to a single working capital loan business of category A and B

Compound interest shall be charged at the agreed penalty interest rate.

(3) Interest Rate on Penalty (Note: Fill in According to the Loan Currency and Interest Rate Determination Method)

The interest rate on RMB loans,

☐ The penalty rate on a fixed-rate loan

A. Floating interest rate, floating period is / months1 The loan term (Note: For fixed-rate loans with a term of one year or less, the floating cycle follows the original loan term; for fixed-rate loans exceeding one year, the floating cycle is one year). The principal will be repriced at the start of each floating cycle from the date of default or misappropriation. The repricing date shall be the corresponding day in the month of default or misappropriation. If there is no corresponding day in that month, the last day of that month shall be the repricing date.

B. The penalty interest rate for overdue loans shall be i% above the penalty interest base rate determined in Item C of this section, and the penalty interest rate for misappropriated loans shall be 1% above the penalty interest base rate.

C. During the initial floating cycle, the penalty interest base rate shall be the loan interest rate specified in Clause 1 of this article. After each complete floating cycle, the penalty interest base rate for the subsequent cycle shall be determined by referencing the most recent rate published by the National Interbank Funding Center as of the preceding business day prior to the repricing date. ☐ 1 year/☐ LPR plus/ for loans over 5 years (choose one) ☐ Subtraction (pick one)

1. Base determination.

■ The penalty rate for a floating-rate loan

A. The floating period shall be determined in accordance with the floating cycle stipulated in paragraph 1 of this Article from the date of default or misappropriation. The penalty interest repricing date shall be the corresponding date of the month when the repricing is made if the date of default or misappropriation occurs. If there is no corresponding date in the month, the last day of the month shall be the self-bounced penalty interest repricing date.

B. The penalty interest rate for overdue loans shall be 50% above the penalty interest base rate level specified in this item, and the penalty interest rate for misappropriated loans shall be 100% above the penalty interest base rate level specified in item C.

C. In the first floating cycle, the penalty interest base rate shall be the loan rate actually implemented in the current period for overdue or misappropriated loans. After each full floating cycle, the penalty interest base rate of the next floating cycle shall be repriced on the repricing date according to the method agreed in paragraph 1 of this Article.

Foreign currency loan penalty interest rate,

☐	The penalty rate on a fixed-rate loan

The penalty interest rate for overdue loans shall be the loan interest rate level specified in Clause 1(1) of this article plus. Article 10: Misappropriation of Loans The penalty interest rate shall be one basis point above the borrowing rate level determined in paragraph 1(1) of this article.

☐ The penalty rate for a floating rate loan

A. The Floating Cycle of Penalty Interest and the Repricing Date Are Determined in Accordance With Paragraph 1(2) of This Article, and the Basis for Penalty Interest in the First Group Movement Cycle

The interest rate shall be the overdue or misappropriated loan rate actually implemented in the current period. The penalty interest base rate for each floating cycle after the next floating cycle shall be repriced on the repricing date in accordance with the method agreed in paragraph 1(2) of this Article.

B. The penalty interest rate for overdue loans shall be 1 basis point above the penalty interest base rate level specified in Item A of this section, and the penalty interest rate for misappropriated loans shall be 1 basis point above the penalty interest base rate level specified in Item A of this section.

☐ The penalty interest rate of the floating rate loan (Note: This clause applies to loans with a single compound interest combination. If not applicable, it can be deleted)

A. From the date of overdue or misappropriation, the penalty interest base rate shall fluctuate according to the interest settlement cycle, and the penalty interest base rate of each interest settlement cycle shall be the actual implementation rate of the previous interest settlement cycle.

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D-02: Working Capital Loan Contract-applies to individual working capital loan transactions, and to category A and B individual working capital loan transactions

B.The penalty interest rate for overdue loans is 1 basis point above the penalty interest base rate specified in item A of this section, and the penalty interest for misappropriated loans The interest rate is the penalty interest base rate level determined in item A above / below.

5. Other

(1) The “loan interest rate” and “penalty interest rate” hereunder are tax inclusive rates, that is, the interest charged by the lender to the borrower includes the value-added tax payable in accordance with national laws and regulations.

(2) In case of major changes in the floating rate pricing benchmark under this Contract, the market rules in effect at that time shall apply. If the lender requires the borrower to sign a supplementary contract on relevant matters at that time, the borrower shall cooperate with the lender.

(3) The term “pricing benchmark” in this article has the same meaning as the term “benchmark interest rate”.

(4) Under this contract: “TERM SOFR” refers to the TBRM SOFR published and managed by the Chicago Mercantile Exchange (or its successor). “TIBOR” denotes the TIBOR published and managed by the Japan Bankers Association (or its successor). “EURIBOR” indicates the EURIBOR published and managed by the European Monetary Institute (or its successor). “OVERNIGHT SOFR” is the OVERNIGHT SOFR published and managed by the Federal Reserve Bank of New York (or its successor). “OVERNIGHT SONIA” refers to the OVERNIGHT SONIA published and managed by the Bank of England (or its successor). “OVERNIGHT TONA” stands for the OVERNIGHT TONA published and managed by the Bank of Japan (or its successor). “OVERNIGHT ESTR” denotes the OVERNIGHT ESTR published and managed by the European Central Bank (or its successor). “OVERNIGHT SARON” is the OVERNIGHT SARON published and managed by the Swiss Stock Exchange (or its successor).

Article 5 Conditions for drawing funds

The borrower shall meet the following conditions for drawing the loan:

1. This Contract and its appendix have come into force;

2. The borrower has provided the guarantee as required by the lender, and the guarantee contract has taken effect and completed the statutory examination and approval, registration or filing procedures;

3. The Borrower has reserved for the Lender documents, documents, seals and personnel related to the execution and performance of this Contract Sample list and signature, and complete the relevant certificate;

4. The borrower has opened an account necessary for the performance of this Contract as required by the lender;

5. Submit a written withdrawal application and relevant loan purpose certification documents to the lender 5 working days before the withdrawal, and go through relevant withdrawal procedures;

6. ☐The borrower (B) shall submit to the lender a resolution and authorization letter from the board of directors or other competent authority approving the execution and performance of this contract. (Note: This is an optional clause that should be removed if not applicable. Additionally, please verify whether the borrower has obtained relevant approvals and authorizations prior to signing the contract.)

7. Other drawing conditions stipulated by law and agreed by both parties If the above withdrawal conditions are not met, the lender has the right to refuse the borrower’s application for withdrawal, except where the lender agrees to make the loan.

Article 6 Time and method of payment

The Borrower shall draw funds at the time and in the manner specified in (2) below:

(1) Withdrawal in one lump sum / year _ , month/ day.

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D-02: Working capital loan contract-applies to a single working capital loan business of category A and B

(2) The loan shall be drawn within one month from June 26,2025.

(3) Withdrawals are made in the following time periods:

Time to Present

2. The lender shall have the right to reject the borrower’s application for financing if the part mentioned in the preceding paragraph is not mentioned.

3. Loan commitment service (Note: If the borrower is a small and micro enterprise, this clause shall be deleted; if the borrower is not a small and micro enterprise, one of the three options shall be retained according to the actual situation, and the other options shall be deleted)

The Lender shall provide commitment services to the borrower for the promised service period (from the effective date of this Loan Contract to the drawdown date agreed herein) during which the borrower may borrow but does not borrow the loan (hereinafter referred to as the “unutilized loan”). The following terms are agreed upon by the borrower and the Lender through negotiation:

The borrower shall pay the commitment service fee for the above commitments. The specific fee standards and collection methods shall be separately specified during the commitment service period.

■

The Commitment Service Agreement shall be executed.

☐ The lender, in accordance with the “fee concession” principle, waives the commitment fee for the above-mentioned promised services, and the amount of the evaluation fee is RMB           /            first 。

☐ other ： (Note: Fill in according to the actual agreement)

Article 7 Payment of loan funds

1. Loan disbursement account

The borrower shall open the following account as the loan issuing account at the lender. The loan shall be texture issued and paid through this account. Account Name: Hangzhou Xinzi Photoelectric Technology Co., LTD

Account: 350686412958

The above accounts are special accounts and can only be used for the issuance and payment of loan funds, and shall not be used for other payments. (Prepared

Note: This sentence is optional and should be deleted if not applicable)

2. Borrowing Fund Payer

(1) The borrower shall pay the loan funds in accordance with laws and regulations, regulatory provisions and the provisions of this contract. (The payment method of the loan funds for a single drawdown shall be confirmed in the drawdown application. If the lender considers that the payment method selected in the drawdown application does not meet the requirements, it has the right to change the payment method or stop the issuance and payment of the loan funds.

(2) Entrusted payment by the lender refers to the process where, based on the borrower’s drawdown application and payment authorization, the lender disburses loan funds to the borrower’s transaction counterparties that meet the purposes stipulated in this contract. According to the relevant regulations of the China Banking and Insurance Regulatory Commission (CBIRC) and the internal management provisions ofthe lender, the entrusted payment method shall be adopted for loan fund disbursements under any of the following conditions:

A. The lender and the borrower establish a new credit business relationship, and the borrower’s credit rating does not meet the internal requirements ofthe lender;

B. When applying for a withdrawal, the payment object is specified (with a clear account and name), and the single amount to a specific transaction object exceeds RMB 5 million (excluding, foreign currency is converted according to the actual exchange rate on the withdrawal date) (Note: This agreement specifies that

D-02: Working capital loan contract-applies to a single working capital loan business of category A and B

The amount shall not exceed RMB 10 million yuan stipulated in Article 30 of the Administrative Measures for Working Capital Loans (Order No.2 of 2024 of the Financial Regulatory Administration) and the amount stipulated in the lender’s internal relevant management documents) ;

C. Other circumstances stipulated by the lender or agreed with the borrower:_ / woman

(3) Self-directed disbursement refers to a lending practice where, after the lender disburses funds to the borrower’s account based on the withdrawal request, the borrower independently transfers the funds to the designated transaction counterparties that align with the contract’s stipulated purposes. This method applies to all loan disbursements, except those required lender facilitated payment arrangements as specified in the preceding clause.

(4) Payment method modification After submitting a drawdown application, of the borrower’s external payment conditions, credit rating, or other relevant circumstances change, and the self-disbursed loan funds meet the requirements specified in Clause 2(2) of this article, the payment method shall be modified. In cases where changes occur to the external payment amount, payee, or loan purpose under either the modified payment method or entrusted payment method, the borrower must submit a written request for modification along with a renewed drawdown application and supporting transaction documents proving the intended use of funds to the lender. B

3. Specific Requirements for Entrusted Payment of Borrowed Funds

(1) Payment authorization. If the lender meets the conditions for entrusted payment, the borrower shall have a clear payment authorization in the withdrawal application, that is, authorize and entrust the lender to transfer the loan funds to the designated borrower’s account and then directly pay the loan funds to the borrower.

The account of the transaction object designated by the borrower for the purpose agreed herein, and the name and transaction pair of the transaction object to be received Elephant account, payment amount and other necessary payment information. name

(2) Transaction Documentation Requirements. When a borrower meets the lender’s entrusted payment conditions, they must provide the following information during each drawdown: the lender’s account details, recipient account details, transaction amount, and supporting documentation demonstrating compliance with the loan agreement’s designated purposes. The borrower guarantees that all submitted materials are authentic, complete, and valid. The lender shall not be liable for any failure to fulfill entrusted payment obligations due to inaccurate or incomplete transaction documentation, and all existing repayment obligations under this contract shall remain unaffected.

(3) Performance of the trustee’s payment obligation

A. Where the lender’s entrusted payment is adopted, after the borrower submits the payment commission and relevant transaction materials, the lender will pay the loan funds to the borrower’s trading partner through the borrower’s account after examination and approval.

B. If the Lender finds through examination that the purpose certification materials and other transaction materials provided by the borrower are inconsistent with the provisions of this Contract or have other defects, it shall have the right to require the borrower to supplement, replace, explain or resubmit relevant materials. Before the borrower submits the relevant transaction materials deemed qualified by the Lender, the Lender shall have the right to refuse the issuance and payment of the relevant funds.

C. In the event that a refund from the counterparty’s bank account prevents the lender from timely disbursing loan funds to the counterparty as per the borrower’s payment authorization, the lender shall not be held liable. The borrower’s existing repayment obligations under this contract shall remain unaffected. The borrower hereby authorizes the lender to freeze any refunded funds. In such cases, the borrower shall resubmit payment authorization documents, purpose verification materials, and other relevant transaction records.

(4) The borrower shall not avoid the entrusted payment ofthe lender by breaking it into parts.

4. After the loan is issued, the borrower shall timely provide the use records and materials of the loan funds as required by the lender. The aforementioned materials to be provided include but are not limited to:         /

5. Under any of the following circumstances, the lender shall have the right to re-determine the terms and conditions for loan issuance and payment, change the payment mode of the loan, stop or suspend the issuance and payment of the loan funds:

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D-02: Working capital loan contract — applies to a single working capital loan business of category A and E

(1) Operating and financial conditions have deteriorated significantly;

(2) The borrower’s credit status declines or the profitability of main business is not strong;

(3) Abnormal use of borrowed funds or avoidance of entrusted payment;

(4) The borrower fails to provide the loan fund usage records and materials in time as required by the lender;

(5) The borrower defaults on the payment of the loan funds as agreed herein;

(6) Other major breach of contract.

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Article 8. Compensation

1. The borrower shall designate the following account as the fund collection account, where all repayment funds must be deposited. The borrower shall promptly disclose the transaction history of this account. The lender reserves the right to request explanations regarding significant or abnormal fund movements in the collection account and to exercise supervisory control over it. Additionally, the lender may require the borrower to execute a separate account management agreement for the collection account’s administration.

Name: Hangzhou Xinzi Photoelectric Technology Co., LTD

Account: 350686412958

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2. Unless otherwise agreed by both parties, the Borrower shall repay the loan under this Contract in accordance with the repayment plan specified in Item (2) below:

(1) The full amount of the loan under this Contract shall be repaid on the maturity date of the loan. (Note: According to the Administrative Measures for Current Loans, Order No.1 of 2024 of the Financial Regulatory Authority) Article 23 In principle, this paragraph does not apply to loans with a maturity period exceeding one year).

(2) The loan under this contract shall be repaid according to the following repayment plan:

Repayment time	Amount of repa- yment
25 June 2026	One ten-thousand yuan
g	/

(3) Other repayment plans:                  /

If the borrower needs to change the above repayment plan, he/she shall submit a written application to the lender three working days before the maturity of the corresponding loan, and the change of the repayment plan shall be jointly confirmed in writing by both parties.

3. Unless otherwise agreed by both parties, the lender shall have the right to decide the order of repayment of principal or interest and costs of debt recovery in case the borrower defaults on both the principal and interest of the loan as well as the costs of debt recovery; in the case of installment repayment, if A

Where there are multiple matured loans and overdue loans under this Contract, the Lender shall have the right to determine the order of repayment of a certain repayment by the Borrower; where there are multiple matured loan contracts between the Borrower and the Lender, the Lender shall have the right to determine the order of performance of each contract by the Borrower for each repayment.

4. Unless otherwise agreed by both parties, the borrower may repay the loan in advance, provided that the borrower shall give the lender a written notice 3g working days in advance. The amount repaid in advance shall first be used to repay the last loan due in reverse order.

For loans with a combination of single and compound interest, if the loan is repaid in advance or partially in advance, it shall be settled in a lump sum

Interest corresponding to the repayment of the principal of the bamboo.

The lender has the right to charge for the portion of the loan repaid in advance at / The standard penalty for prepayment defaults shall be charged. Note: This is an optional clause. If it does not apply or the borrower is a small and micro enterprise, it should be deleted)

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D-02: Working capital loan contract-applies to a single working capital loan business of category A and B

5. The borrower shall repay the loan in accordance with the following method (1).

(1) The Borrower shall deposit sufficient funds in the following repayment account no later than two banking working days prior to the maturity of each principal and interest to repay the loan, and the Lender shall have the right to deduct funds from such account at its discretion on the maturity date of each principal and interest.

Account name: Hangzhou Xinzi Photoelectric Technology Co., LTD

Account: 350686412958.

(2) Other repayment methods agreed by both parties:	/

Article 9 Guarantee (Note: Selective filling according to the actual operation, and delete the clauses that are not applicable)

1. The guarantee method for the debts under this Contract is:

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■This contract is the 25LRB211 ■ “Maximum Amount Guarantee Contract” / “Maximum Amount Mortgage Contract” signed between the guarantor Meng Yanling and the lender. ☐The principal contract under the Maximum Pledge Contract shall be guaranteed by the maximum amount provided.

■This contract is the 25LRB224 ■ Maximum Amount Guarantee Contract signed between the guarantor Hangzhou Xinzi New Energy Co., Ltd. and the lender /☐ Maximum Mortgage Contract / Maximum Pledge Contract under the Master

The contract shall be provided by the highest guarantee.

☐ (Other forms of guarantee)	/	o

2. If any of the following events occur that the Lender deems likely to affect the Borrower’s or Guarantor’s ability to perform: (i) the Guarantee Contract becomes invalid, revoked, or terminated; (ii) the Borrower’s or Guarantor’s financial condition deteriorates; (iii) significant litigation or arbitration proceedings are initiated against them; (iv) the Borrower’s or Guarantor’s accounts are frozen; (v) other circumstances impair their ability to fulfill obligations; (vi) the Guarantor defaults under the Guarantee Contract or any other agreement with the Lender; or (vii) collateral depreciates, is damaged, destroyed, or seized, thereby reducing or nullifying its guarantee value, the Lender shall have the right to demand, and the Borrower shall be obligated to provide new collateral or replace the guarantor to secure the obligations under this Agreement.

Article 10 Issuance of invoices

1. The borrower may apply to the lender for issuing VAT invoice (special VAT invoice) after the lender confirms receipt of the payment

VAT invoice ( ■general VAT invoice), the lender issues a VAT invoice to the borrower after receiving the application for VAT invoice issued by the borrower.

2. The borrower may apply for issuing VAT invoices at the corresponding business handling agency or other institutions designated by the lender.

3. The borrower shall confirm that the payment person, the signatory of the contract and the purchaser listed in the VAT invoice are the same tax subject.

If there is any discrepancy, resulting in the borrower’s inability to be booked or to deduct input tax according to law, the relevant losses shall be borne by the borrower.

4. If the borrower loses the invoice, the lender does not need to reissue the VAT invoice to the borrower.

5. If the lender provides a discount to the borrower through negotiation, the amount of VAT invoice shall be based on the discounted price.

6. If the lender provides services to the borrower free of charge, the lender will not provide VAT invoices.

7. The lender issues VAT invoices to the borrower, and the borrower shall check the invoice information in time. If there is any error in the invoice information, the borrower shall apply to the lender for reissuing VAT invoices in time.

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D-02: Working Capital Loan Contract—applies to individual working capital loan transactions, and to category A and B individual working capital loan transactions

Article 11. Declarations and undertakings

1. The Borrower Declares as Follows:

(1) The borrower has been approved and registered by the market regulatory department or competent department according to law and is legally existing, and has the full civil rights capacity and capacity for behavior required for signing and performing this contract;

(2) The execution and performance of this Agreement are made in accordance with the Borrower’s genuine intent, having obtained valid and effective payment authorization as required by its articles of association or other internal governing documents, and do not violate any agreements, contracts, or other legal documents binding upon the Borrower. The Borrower has obtained or will obtain all necessary approvals, licenses, filings, or registrations required for the execution and performance of this Agreement.

(3) All documents, financial statements (certificates and other materials provided by the Borrower to the Lender under this Contract are true, complete, accurate and valid;

(4) The transaction background of the borrower’s application to conduct business with the lender is true and legal, does not involve illegal purposes such as money laundering, terrorist financing, financing for the proliferation of weapons of mass destruction, tax evasion, or fraud, and does not violate the sanctions regulations of the United Nations, China, or other applicable sanctions;

(5) The borrower does not conceal from the lender any event that may affect the financial position and performance ability of the borrower and the guarantor;

(6) The borrower and the loan project meet the national environmental protection standards, and the enterprises and projects that are not published and recognized by the relevant national departments and have prominent energy consumption and pollution problems and fail to rectify them are free from risks of energy consumption and pollution;

(7) The purpose of borrowing and the source of repayment are true and legal;

(8) Other matters stated by the borrower                                            /

2. The Borrower Undertakes as Follows

(1) Submit its financial statements (including but not limited to annual reports, quarterly reports and monthly reports) and other relevant materials to the Lender on a regular or timely basis as required by the Lender; and the Borrower shall ensure that it continues to meet the following financial indicators:          ;

(2) If the Borrower has entered into or will enter into a counter-guarantee agreement or similar agreement with the Guarantor hereunder with respect to its guaranty obligations, such agreement shall not prejudice any rights ofthe Lender hereunder;

(3) Cooperate with the lender in loan payment management and post-loan supervision, accept credit inspections and oversight from the lender, and provide necessary assistance. For borrowers making self-directed payments, they must cooperate with lenders through methods such as account analysis, document verification, and on-site investigations to ensure compliance with agreed purposes and prevent fund fragmentation for entrusted payment evasion. Borrowers shall regularly compile and submit reports on loan fund disbursement and usage in accordance with lender requirements. The required reporting frequency is: /               _ ;

(4) If the borrower has a merger, division, capital reduction, equity transfer, and other major events that may affect its solvency, such as external investment, external guarantee, substantial increase of debt financing, major asset and creditor’s rights transfer, etc., it shall Will first obtain the written consent of the lender;

In case of any of the following circumstances, the borrower shall promptly notify the lender:

A. Change of the company’s articles of association, business scope, registered capital and legal representative of the borrower or guarantor;

B. Carry out any form of joint venture, joint venture with foreign investors, cooperation, contracted management, restructuring, restructuring, planned listing and other changes in business methods;

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D-02: Working capital loan contract-applies to a single working capital loan business of category A and B

C. Being involved in a major litigation or arbitration case, or property or collateral being seized, detained or supervised, or new security being placed on collateral;

D. Suspension of business, dissolution, liquidation, suspension for rectification, revocation, revocation of business license, (application for) bankruptcy, etc.;

E. Shareholders, directors and current senior management are suspected of major cases or economic disputes;

F. The borrower defaults under other contracts;

G. Operating difficulties and deterioration of financial position;

H. Other major adverse events affecting the solvency of the borrower.

(5) The repayment of the borrower’s debt to the lender takes precedence over the borrower’s shareholders’ loan to the lender and is no less than the similar debts of other creditors;

☐ And, from the effective date of this Contract to the full repayment of the principal, interest and related expenses under this Contract, the borrower shall not repay the loans made by the borrower’s shareholders to it;(Note: This sentence is optional and shall be deleted if it is not applicable)

(6) ☐ If the net after-tax profit for the relevant fiscal year is zero or negative, or the after-tax profit is insufficient to cover the accumulated losses from previous fiscal years, or if the pre-tax profit is not used to repay the principal, interest, and expenses payable by the borrower in the current fiscal year, or is insufficient to cover the next period’s principal, interest, and expenses, the borrower shall not, in any form, repay the shareholders.

distribution stem or root of plants Life; until the loan principal, interest and related expenses hereunder are fully settled, the borrower shall not distribute dividends or bonuses to shareholders in any form;

☐ From the effective date of this Contract to the date when the principal, interest and related expenses under this Contract are fully repaid, the dividends and bonuses distributed by the borrower to shareholders shall not exceed 1% of the after-tax profits of the borrower;

☐ The after-tax net profit for the relevant fiscal year is zero or negative, or the after-tax profit is insufficient to cover the accumulated profits of previous fiscal years

In the event of a loss or when pre-tax profits are not used to repay the borrower’s principal, interest, and expenses due within the current fiscal year, or when the pre-tax profits are insufficient to cover the next period’s obligations, the borrower shall not distribute dividends or bonuses to shareholders in any form. Furthermore, if dividends or bonuses are distributable under this provision, such amounts shall not exceed 1% of the borrower’s after-tax profits.

(Note: Select one according to the actual business needs, and delete the clauses that are not applicable)

(7) The borrower shall not dispose of its own assets in a way that reduces its solvency, and promises that the total amount of its external guarantee shall not exceed / times of its own net assets, and the total amount of its external guarantee and the amount of a single guarantee shall not exceed the limit stipulated in its articles of association;

(8) Unless it is used for the purposes agreed herein or with the consent of the Lender, the Borrower shall not transfer the loan funds hereunder to the same account or to the accounts of its affiliated parties.

For the transfer of the borrower’s account with the same name or the transfer of the account of a related party, the borrower shall provide relevant supporting materials;

(9) ☐For the loan under this Contract, the guarantee conditions provided by the borrower to the lender, the loan interest rate pricing and repayment terms shall not be lower than the conditions currently or in the future given to any other financial institution; (Note: This is optional , if not applicable, it shall be deleted)

(10) ☐Timely registration of foreign exchange loans, approval of repayment of principal and interest and other procedures with the Administration for Foreign Exchange;(Note: optional clause, if not applicable, delete)

11) The lender has the right to recover the loan in advance according to the borrower’s fund recovery;

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D-02: Working capital loan contract-applies to a single working capital loan business of category A and B

(12) ☐The borrower shall submit its environmental (climate), social and governance (ESG) risk report to the lender. The borrower hereby represents and warrants that it has strengthened ESG risk management and commits to accepting supervision from the lender. Any breach by the borrower constituting or being deemed a default event under this agreement shall entitle the lender to take remedial actions as stipulated herein (Note: This is an optional clause, in accordance with the “Green Credit Guidelines” (CBRC Document No.4 [2012]) and the “Green Guidelines for Banking and Insurance Industries”).

Color Financial Guidelines (Yinbaojian Fa [2022] No.15), if the borrower is involved in major environmental (climate), social and governance risks

Risky (Customer 1 3 ), matched This person does not fully utilize the system appropriately uses the needs to modify the work, remove,) and provides and updates the information of this organization and its beneficiaries, providing background information on transactions;

(1 4 ) The Lender has the right to participate in the borrower’s large-scale financing, asset sale, merger, division, shareholding system reform, bankruptcy and liquidation activities according to laws and regulations, so as to safeguard the creditor’s rights of the Lender;

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(15) Provide complete, true and effective materials to the lender in time.

(16) Other matters promised by the borrower:                                         /                                           o

Article 12 Disclosure of related transactions within the group of the borrower count

The Parties agree to apply Article agreement of Commission as up: Customer Credit Business X Order of China Banking Regulatory Commission 2010 Group customers identified in No.4 of the Year) (hereinafter referred to as “the Finger”)

2. The borrower shall be a group customer identified by the lender in accordance with the Guidelines. The borrower shall promptly report to the lender any related-party transactions involving more than 10% of its net assets, including the following details: the relationship between the parties involved, the nature and scope of the transaction, the transaction amount or corresponding proportion, and pricing policies (including transactions with no specific amount or only nominal amounts).

If a borrower engages in any of the following circumstances, the lender shall have the right to unilaterally cease payment of the unused loan amount and demand early repayment of part or all principal and interest: Using fictitious contracts with related parties to obtain bank financing or credit facilities through discounting or pledging receivable bills, accounts receivable, or other debt instruments without genuine trade backing; Occurrence of material mergers, acquisitions, or restructuring that the lender deems likely to jeopardize loan security; Intentional evasion of bank claims through related- party transactions; Other circumstances specified in Article 18 of the “Zhi Wan” Agreement.          individual

Article 13 Breach of contract and Handling (

Any of the following shall constitute or be deemed to constitute a breach by the Borrower hereunder:

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1. The borrower fails to perform its payment and repayment obligations to the lender as agreed herein;

2. The borrower fails to utilize the loan funds in accordance with the terms of this contract, or misappropriates the obtained funds for purposes specified herein; or the borrower converts loan funds into loans or purchases other financial products; or the borrower uses loan funds for fictitious revenue inflows; or the borrower violates regulations by creating new implicit debts for local governments;

The borrower’s representations in this Contract are untrue or it fails to comply with its commitments in this Contract;

The lender considers that the circumstances specified in Article 11, Paragraph 2, Item (4) of this Contract may afect the borrower or

5. The financial status and performance ability of the borrower, and the borrower does not provide new security or replace the guarantor according to the provisions of this contract; the credit status of the borrower declines;

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D-02: Working capital loan contract-applies to individual working capital loan transactions, including category A and B

6. The financial indicators such as profitability, solvency, operating capacity and cash flow of the borrower deteriorate or break the constraints of the indicators agreed in this Contract or other financial agreements;

7 ☐The borrower defaults on other contracts between the Lender or any other institution of Bank of China Limited; 1

☐ Default event by the Borrower under other contracts with the Lender or other institutions of the National Bank Co. LTD. Default event by the Borrower under credit facilities with other financial institutions (Note! Select one according to the actual business needs, and delete the clauses that are not applicable)

8. The Guarantor breaches the guarantee contract or defaults under other contracts with the Lender or other institutions of Bank of China Limited;

9. The borrower terminates business or dissolves, revokes or goes bankrupt;

10. The borrower is involved or may be involved in major economic disputes, lawsuits or arbitration, or its assets are sealed up, detained or subjected to compulsory execution, or judicial organs or tax, industry and commerce authorities have filed a case for investigation or taken punitive measures according to law, which has or may affect the performance of its obligations under this contract;

11. The major investors of the borrower, the individual key management personnel change abnormally, disappear or are investigated by judicial organs or have their personal freedom restricted according to law, which has or may affect the performance of their obligations under this Contract;

12. The Lender shall, every year (that is, every full year from the effective date of this Contract), examine the financial status and performance ability of the Borrower During the audit, it is found that there are circumstances that may affect the financial status and performance ability of the borrower or guarantor;

13. There is a large amount of abnormal capital flow out of the designated fund collection account and the borrower can not provide explanatory materials acceptable to the lender;

14. ☐ Energy conservation projects are severely delayed, with critical flaws in energy-saving technologies and equipment. Production halts or reductions at energy-consuming facilities have caused a sharp decline in energy demand, resulting in actual energy savings falling significantly short of projected targets. Energy efficiency benefits fail to flow into designated accounts in a timely manner, borrowers engage in private high-interest lending activities, unauthorized guarantees or new debt issuance without creditors’ consent, and key financial indicators deteriorate substantially. (Note: This is an optional clause. When conducting energy efficiency credit business in accordance with the “Energy Efficiency Credit Guidelines” (CBRC Document No.2 [2015]), this clause should be selected. It must be removed if not applicable.)

15. The Borrower refuses to cooperate with the Lender in conducting due diligence, the Borrower or its transaction/transaction counterpart is suspected of money laundering, terrorist financing, nuclear proliferation, violation of sanctions, other illegal activities, or the Borrower and guarantor are listed by the United Nations, Other applicable sanctions lists, including those of the State;

16. The borrower breaches other provisions in this Contract concerning the rights and obligations of the parties.

In case of a breach of contract as specified in the preceding paragraph, the borrower shall be liable for breach of contract, and the lender shall have the right to take one or more of the following measures according to the specific circumstances:

The borrower and guarantor are required to correct their breach of contract within a time limit;

All, part of the credit line is reduced, suspended or cancelled;

The Department may partially suspend or terminate the acceptance of business applications from borrowers under this contract and other contracts between the borrower and the lender; for loans not yet disbursed and trade financing not yet processed, all or part of them may be suspended or canceled;

Payment and processing;

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D-02: Working capital loan contract-applies to individual working capital loan transactions, including category A and B

4. Declare that all or part of the outstanding principal and interest of loans/trade financing and other payments due under this Contract and other contracts between the Borrower and the Lender are immediately due;

5. Adjust the loan interest rate and collect penalty interest under this contract;

6. Adjust the loan payment method, such as changing the self-payment to entrusted payment, reducing the starting amount of entrusted payment, etc.;

7. Downgrading the risk classification of all credit assets under this Contract and other contracts between the Borrower and the Lender;

8. Terminate or rescind this Contract and terminate or rescind all other contracts between the Borrower and the Lender;

9. Require the borrower to compensate the lender for the losses caused by its breach of contract, including but not limited to litigation costs, attorney’s fees, notarization fees, execution fees and other related expenses incurred in the realization of creditor’s rights;

10. The Borrower shall deduct funds from accounts held by the Borrower at the Lender and other institutions of Bank of China Limited to settle all or part of the Borrower’s obligations under this Agreement. Any outstanding amounts in such accounts shall be deemed to have matured early. In cases where the account currency differs from the Lender’s business valuation currency, the amount shall be converted using the applicable foreign exchange rate prevailing at the time of deduction.

11. Exercise of security rights;

12. Require the guarantor to assume the guaranty liability;

13. Other measures deemed necessary and possible by the lender.

Article 14 Reservations of rights

The failure to exercise any part or all of the rights hereunder or to require the other party to perform any part or all of its obligations or liabilities shall not constitute a waiver of such rights or an exemption from such obligations or liabilities.

Any tolerance, extension or delay by either party in exercising its rights under this Contract shall not affect any rights it enjoys under this Contract and laws and regulations, nor shall it be deemed to be a waiver of such rights.

Article 15 Modification and Termination

This contract may be modified or amended in writing by both parties through negotiation. Any modification or modification shall constitute this contract An integral part.

Unless otherwise provided by laws and regulations or agreed by the parties, this Contract shall not be terminated until all rights and obligations under this Contract have been performed.

Unless otherwise provided by laws and regulations or otherwise agreed by the parties, the invalidity of any provision hereof shall not affect the legal effect of other provisions.

Article 16 Application of law and dispute settlement

This Contract shall be governed by the laws of the People’s Republic of China (not including Hong Kong SAR and Macao SAR for the purposes of this Contract Administrative district and Taiwan laws).

After this Contract comes into force, both parties may settle any dispute arising from or in connection with the conclusion and performance of this Contract

If the dispute cannot be settled through negotiation, either party may settle the dispute by the following method.

1. Arbitration. Submission

☐ China International Economic and Trade Arbitration Commission

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D-02: Working capital loan contract —— applies to a single working capital loan business of category A and B

☐ Beijing Arbitration Commission (Beijing International Arbitration Center)

☐ __________1 _____arbitration commission

The arbitration shall be conducted at / (the arbitration venue) in accordance with the arbitration rules in force at the time of filing the arbitration application. 6 The arbitral award shall be final and binding upon all parties.

2. Litigation. The parties may negotiate to choose a Chinese court to resolve the matter through litigation.

■The lawsuit shall be filed in the people’s court at the domicile of other institutions of Bank of China Limited which lend to the lender or exercise their rights and obligations in accordance with this contract or individual agreement.

☐ Sue the International Commercial Court of the Supreme People’s Court in accordance with the law (the subject matter is RMB 300 million and the international commercial dispute is not more than RMB).

The case shall be brought before a people’s court having jurisdiction according to law.

During the period of dispute settlement, if the dispute does not affect the performance of other terms hereof, such other terms shall continue to be performed.

Article 17. Annex

The following appendices and other appendices jointly confirmed by both parties shall form an integral part of this Contract and have the same legal effect as this Contract.

1. Application for withdrawal of funds (form)

2. “Loan Annual Interest Rate Notification Letter” (form);

Article 18 Other agreements

1. Without the written consent of the Lender, the Borrower shall not assign any rights and obligations hereunder to a third party.

2. The Borrower acknowledges that the Lender may, for operational needs, delegate to other institutions of Bank of China Limited the rights and obligations under this Agreement or transfer the loan business under this Agreement to such institutions for management. The authorized institutions of Bank of China Limited by the Lender or the institutions undertaking the loan business under this Agreement shall have the authority to exercise all rights hereunder and to initiate litigation in court, submit disputes to arbitration, or apply for compulsory enforcement in the name of such institution.

3. This Contract shall be legally binding on both parties and their successors and transferees arising according to law, provided that it does not affect other provisions hereof.

4. Unless otherwise agreed, both parties designate the domicile specified in this contract as their communication and contact address (confirmed as valid service address). The scope of application for this service address includes the delivery of all notices, contractual documents, and legal instruments arising from disputes under this contract during its performance. This covers all procedural stages including but not limited to arbitration proceedings, first-instance civil litigation, jurisdictional objections and reconsiderations, second-instance trials, retrials, remands for retrial, and enforcement procedures. Legal documents encompass but are not limited to various notices, arbitration awards, judgments, rulings, and mediation agreements.

The Borrower agrees that the Lender or the arbitration institution or the court may serve the relevant documents and legal documents to the Borrower by electronic means through the fax and email of the Borrower specified in this Contract.

If the address of service and the electronic service method are agreed at the same time, the service to the borrower’s designated address by electronic means is equivalent to the electronic service Legal effect. If a matter or legal document is served by multiple means, it shall have the effect of service, and the first date of service shall be regarded as the date of service.

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D-02: Working Capital Loan Contract —— applies to a single working capital loan business, including category A and B

In the event of any changes to the aforementioned addresses or methods, the changing party shall notify the other party in writing at least 5 working days in advance of the updated address or method. During arbitration or civil litigation proceedings, either party must notify the arbitration institution or court of any changes to their address or method of service. Failure to fulfill this notification obligation as stipulated herein (the service address or method confirmed by either party under this contract shall remain valid for service purposes)

If a legal document fails to be actually received by a party due to inaccurate delivery address or method provided/confirmed by one party, failure to promptly notify the other party and court of changes in delivery address/ method, refusal of designated recipient to sign for receipt, etc., the delivery date shall be deemed as: 1) For mailed documents, the date of return; 2) For direct delivery, the date when the deliverer notes the circumstances on the delivery receipt; 3) For electronic delivery, the date when the document enters the borrower’s designated system.

The provisions of this paragraph regarding the service address or method of relevant documents and legal instruments shall be a separate and valid confirmation of the service address in this Contract; such provisions shall remain valid if all or part of this Contract is confirmed invalid or revoked.

5. The transactions under this Contract are conducted on the basis of their respective independent interests. If, in accordance with relevant laws, regulations and regulatory requirements, other parties to the transaction constitute an affiliate or associated person of the lender, none of the parties shall seek to use such relationship to affect the fairness of the transaction.

6. The headings and business names in this Contract are used only for the convenience of reference and shall not be used to interpret the contents of the terms and the rights and obligations of the parties.

7. In accordance with applicable laws, regulations, and supervisory provisions, when a borrower applies for financial products or services related to credit facility business, the borrower expressly consents and authorizes the lender to collect, query, store, use, process, transmit, provide, and delete the following information pertaining to the borrower during the due diligence, review and approval, transaction processing, financing disbursement, post- loan management, collateral registration and disposal, and debt recovery processes. The information includes:

(1) Relevant information of the borrower in the basic database of financial credit information and other credit information databases established according to law.

(2) The borrower’s business registration information, customs import/export records, tax payment details, invoice documentation, financial statements, utility payment records and data, payroll processing information, communication fee payments, POS transaction data, online credit assessment reports, payment settlement records, collateral information, and other third-party institutional records pertaining to the entity.

(3) The borrower’s public security involved information, involved in litigation or arbitration information, assets seized, detained or enforced, court litigation judgment, arbitration award, administrative penalty, social security payment status, etc.

(4) Information generated or obtained by the lender in the process of providing financial products or services to the borrower.

(5) To avoid ambiguity, the information does not include any information that can be obtained through public channels

The borrower agrees and authorizes the Lender to collect, inquire, store, use, process, transmit, provide and delete the above information, including:

(1) The relevant information of the borrower shall be queried through the basic database of financial credit information and other credit information databases established according to law.

(2) Provide the information related to this contract and other relevant information of the borrower to the financial credit information database and other credit information databases established by him according to law for qualified institutions or individuals to query and use according to law.

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D-02: Working Capital Loan Contract-applies to a single working capital loan business of category A and B

(3) The relevant information will be shared internally among members of the lender group to meet the needs of post-credit management and the unified credit management of borrowers in accordance with laws, regulations and regulatory requirements.

(4) Provide the above information to relevant third-party institutions according to the needs of credit business handling, debt collection, creditor’s rights transfer and post-credit management.

This License Shall Remain Valid Until All Credit Granted by the Lender to the Borrower Is Settled Within the Group of Lenders.

8. If the withdrawal date and repayment date fall on a weekend or legal holiday, the date shall be postponed to the first working day after the non-working day. worker

9. If the Lender is unable to perform this Contract or fulfill its obligations under the Contract due to changes in laws, regulations, supervisory provisions, or regulatory requirements, the Lender shall have the right to terminate this Contract or modify its performance in accordance with such changes or requirements. The Lender shall not be held liable for any inability to perform or fulfill the Contract resulting from the termination or modification of this Contract due to such reasons.

10. The borrower may consult and complain about this Contract and the business and charges under this Contract through the contact number of the lender listed in this Contract.

☐ 11. The borrower and the lender agree to handle the notarization of compulsory execution after signing this contract Within the working days, the borrower shall go to the notary office with the lender to handle the compulsory enforcement notarization. The compulsory enforcement notarization fee shall be borne by the borrower 1,

The lender shall bear the notarization fee for compulsory execution. If the borrower is a small and micro enterprise, the lender shall bear the notarization fee for compulsory execution.

After the notarization with compulsory enforcement effect is completed in accordance with this contract, if the borrower fails to perform or improperly performs the repayment obligation agreed herein, the lender may apply to the notarial office for execution certificate and apply to the people’s court with jurisdiction for compulsory execution, and the borrower is willing to accept the compulsory execution.

(Note: this is an optional clause, which can be deleted if not applicable)

Article 19 Effectiveness of Contract

This contract shall come into force on the date when it is signed by the legal representative (responsible person) or authorized signatory of both parties and affixed with official seal. This contract is made in duplicate, with each party holding one copy and both copies having the same legal effect.

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D-02: Working Capital Loan Contract-applies to a single working capital loan business of category A and B

Annex Letter of Information on Annualized Interest Rate of Loan

Reference: 25LRJ254

To:	Hangzhou Xin Ziguang Optoelectronic Technology Co., LTD. (Borrower)

A

1. Our bank has signed with your company under the number IN 25LRJ254 The “Working Capital Loan Agreement”. Under this agreement, our bank, as the lender, provides loans to your company at an annualized interest rate of 1-year industry benchmark (LPR) -2 0 basis points. The annualized interest rate (either ■simple interest or compound interest combined, whichever applies) includes:

(1) The interest on the loan calculated according to the loan interest rate stipulated in Article 4, Paragraph 1 of the preceding contract;

2 This notice, as an appendix to the said contract, constitutes an integral part of it and has the same legal effect as the said contract. Matters not agreed shall be governed by the said contract.

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